Exhibit 99.1

IGC Receives a Notice of Allowance from the U.S. Patent Office

BETHESDA, MD. July 20, 2020 / India Globalization Capital, Inc. (the “Company”) (NYSE American: IGC) recently received a Notice of Allowance dated July 8, 2020 from the United States Patent and Trademark Office (“USPTO”) for the Company’s cannabinoid formulation for the treatment of seizures in humans and veterinary animals. IGC filed this application for its IGC-502 formulation and method (#15/104,556) on June 15, 2016. The USPTO issues a Notice of Allowance if, after examination by a patent examiner, it appears that the applicant is entitled to a patent under the law. The actual issuance of the patent could take several months and requires that the Company undertake certain steps, including the payment of fees. The Company plans to pursue patent issuance.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, worsening of the COVID-19 outbreak in China, the U.S., and other parts of the world, the prolonged continuation of travel restrictions related to the outbreak, continued disruption of the Hong Kong economy, competitive conditions in the industries in which IGC operates, failure to meet operational goals and/or revenue and profit targets products in various stages of production and commercialization, failure to commercialize one or more of the products or technologies of IGC, including any products or patented formulations identified herein, or the failure or inability to pay patent maintenance fees, potential rejection of any patent application even when the Company is in compliance with USPTO requirements, any changes in federal, state, or local law applicable to our businesses and the locations where we operate, general economic, political, and health and welfare conditions that are less favorable than expected, the Federal Food and Drug Administration’s (FDA) general position regarding hemp-based and related products in particular, and other factors, many of which are discussed in our SEC filings. The Risk Factors identified in the Company’s annual report, filed on Form 10-K with the SEC on July 13, 2020, and in the Company’s quarterly reports, filed on Form 10-Q with the SEC on November 5, 2019 and February 10, 2020, are incorporated herein by reference. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

About IGC:

IGC has two lines of business: infrastructure and life sciences, including hemp-derived medical cannabis/industrial hemp. The company is based in Maryland, U.S.A. Our website: www.igcpharma.com, www.igcinc.us. Twitter @IGCIR

Contact:

Claudia Grimaldi

301-983-0998